Exhibit 99.1
Carmike Cinemas, Inc. Announces Notice From Nasdaq Regarding Delayed Form 10-K Filing
COLUMBUS, GA — (MARKET WIRE) — 3/31/2006 — As disclosed last week, Carmike Cinemas, Inc. (NASDAQ: CKEC) has delayed the filing of its Form 10-K for the year ended December 30, 2005. Carmike received notice from Nasdaq on March 28, 2006 that it is no longer in compliance with Nasdaq Marketplace Rule 4310(c)(14), which requires timely filing of reports with the SEC. This could result in the delisting of Carmike’s securities by Nasdaq. Carmike plans to request a hearing from the Nasdaq Listing Qualifications Panel on this matter to present its position. Any action by Nasdaq will be stayed until the hearing is completed and a decision is issued. Carmike’s securities will remain listed pending the result of this process. There can be no assurance that Nasdaq will grant Carmike’s request for continued listing.
Carmike also announced that it will host a conference call today, March 31, 2006, at 4:30 PM Eastern to discuss this press release. There will be a live webcast available on our website at www.carmike.com under the Investor Relations heading.
Participant Dial-in Numbers:
U.S. Toll Free: 800-391-2548
Canadian Toll Free: 866-627-1646
International Toll: 302-709-8328
Verbal passcode (to be given to the operator) VD338624
A replay of the call will be available on our website one hour after the call.
This press release may contain forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words, “anticipate,” “estimate,” “plans,” “expects,” “projects,” “should,” “will,” “believes” or “intends” or similar expressions. Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on beliefs and assumptions of our management, which in turn are based on currently available information. The forward-looking statements also involve risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Such factors include, but are not limited to the timely resolution of the accounting issues previously disclosed, our ability to obtain the necessary waivers from our lenders and our continued listing on the Nasdaq National Market. The risk factors discussed in our Form 10-K/A for the year ended December 31, 2004 under the heading “Risk Factors” are specifically incorporated by reference in this press release.
We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.
Carmike Cinemas, Inc. is a premiere motion picture exhibitor in the United States with 301 theatres and 2,475 screens in 37 states, as of December 31, 2005. Carmike’s focus for its theatre locations is small to mid-sized communities with populations of fewer than 100,000. Carmike’s common stock is traded on the NASDAQ National Market under the ticker symbol “CKEC”. For more information visit Carmike’s website, www.carmike.com.
Company Contact:
Judy Russell
Director of Investor and Public Relations
706/576-2737